Exhibit 10.1

FOURTH AMENDMENT EMPLOYMENT AGREEMENT

This Fourth Amendment to the Employment Agreement (“Fourth Amendment”) is entered into between General Moly, Inc., a Delaware corporation (“the Company”) and Bruce D. Hansen (“Executive”) to be effective as of December 1, 2018.

RECITALS

A.  Effective January 1, 2012, the Company and Executive entered into an Amended and Restated Employment Agreement (“the Agreement”).

B.  Effective September 6, 2013, the Company and Executive entered into a First Amendment to the Agreement providing for a temporary salary reduction (“First Program”) that was revoked on its terms effective with the reinstatement of Executive’s Base Compensation effective January 1, 2015.

C.  Effective January l, 2016, the Company and Executive entered into a Second Amendment to the Agreement to provide for modifications to Term and Separation Pay provisions as provided for in the Agreement.

D.  Effective January 16, 2016, the Company again instituted a Temporary Salary Reduction Program (“Second Program”) to assist the Company with cash conservation efforts as the Company progresses financing efforts for the construction and operation of the Mt. Hope Project in Eureka County, Nevada.

E.  Effective January 16, 2016, Executive and the Company entered into a Third Amendment to provide for a temporary salary reduction and to temporarily remove application of the material diminution definition as set forth in the Third Amendment.

F.  Effective December 1, 2018, the Company instituted a new Temporary Salary Reduction Program (“Third Program”) in addition to the Second Program which remains in effect.

G.  Executive and the Company desire to further amend the Agreement to make clear that Executive’s Base Compensation, as additionally modified by the Third Program, shall not be reduced or otherwise affected by the Company’s Second Program and/or Third Program, as approved by the Compensation Committee of the Company’s Board of Directors, for the limited purpose of determining Separation Pay under the Agreement.

H.  Further, Executive and the Company also desire to amend the Agreement to make clear that the temporary removal of application of the material diminution definition of Good Reason related to Executive’s Base Compensation for the limited period of the Second Program remains in place and is now also temporarily removed for application of Third Program.

I.  Executive and the Company agree to revoke this Fourth Amendment at the termination of the Third Program.

AMENDMENT

1.  Section 3.1 Base Compensation is hereby amended with the addition of the following two (2) sentences at the end of Section 3.1:

Executive’s Base Compensation, as reduced by the January 16, 2016 implementation of the Company’s Temporary Salary Reduction Program, and/or the December 1, 2018 additional Temporary Salary Reduction Program, shall not be used for determining “Separation Pay” under Section 4.3(a)(i) and (b)(i), and “Additional Separation Pay” under Section 4.4(a)(ii).  For the avoidance of any doubt, Executive’s Base Compensation for determining “Separation Pay” under Section 4.3(a)(i) and (b)(i), and “Additional Separation Pay” under Section 4.4(a)(ii) shall be equal to Executive’s Base Compensation on December 31, 2015.

2.  Section 4.2(d)(i) is hereby amended to add the following underlined phrase concerning the definition of “Good Reason”:

(i)                                     a material diminution of Executive’s Base Compensation, not including any reduction to Executive’s Base Compensation agreed to between the Company and Executive during the term of the Company’s January 16, 2016 Temporary Salary Reduction Program and/or December 1, 2018 Temporary Salary Reduction Program.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to the Employment Agreement on the dates set forth below, to be effective December 1, 2018.

EXECUTIVE

/s/ Bruce D. Hansen
Bruce D. Hansen

Date:	November 30, 2018

COMPANY

/s/ R. Scott Roswell
R. Scott Roswell
Chief Legal Officer

Date:	November 30, 2018